EXHIBIT 10.1

AMENDED AND RESTATED

DOCUMENT SCIENCES CORPORATION

MANAGEMENT INCENTIVE RETENTION PLAN FOR SELECT EMPLOYEES

AMENDED AND RESTATED

DOCUMENT SCIENCES CORPORATION

MANAGEMENT INCENTIVE RETENTION PLAN FOR SELECT EMPLOYEES

ARTICLE I

Purpose

This Management Incentive Retention Plan for Select Employees (the “Plan”) of Document Sciences Corporation, a Delaware corporation (the “Company”) initially became effective on September 12, 2007 (the “Effective Date”) and was amended and restated on December 26, 2007. The Plan was adopted because the Board determined it to be in the best interests of the Company and the stockholders of the Company that the interests of selected key management employees and others providing personal services to the Company be aligned with that of the stockholders and to recognize the absence of compensatory equity grants during the preceding two years. The purposes of the Plan are to provide an incentive to such persons to maximize the valuation of the Company and to provide continuity of management for a period of time following a Change in Control (as defined below) of the Company.

ARTICLE II

Definitions and Construction

2.1 Definitions. Where the following capitalized words and phrases appear in the Plan, each has the respective meaning set forth below, unless the context clearly indicates to the contrary.

(1)	Administrator: The Board shall be the administrator unless and until the Board delegates the administration of the Plan to a Committee, as provided in Section 3.2. Thereafter, all references in the Plan to the Administrator shall be to the Committee.

(2)	Award Letter: A written letter from the Company to an employee, notifying such person of his selection as a Participant.

(3)	Bonus Pool: The dollar amount of the aggregate bonus pool to be divided among the Participants, calculated in accordance with Section 5.3.

(4)	Board: The Board of Directors of the Company.

(5)	Cause: Shall have the meaning set forth in Section 5.8.

(6)	Change in Control: Either of the following:

(i) the acquisition by one person (or more than one person acting as a group) of direct or indirect beneficial ownership of the stock of the Company that, together with stock as to which beneficial ownership is otherwise directly or indirectly held by such person or group, constitutes more than 80% of the total fair market value or total voting power of the stock of the Company whether by merger, reverse merger, consolidation or reorganization of the Company or otherwise; or

(ii) any one person, or more than one person acting as a group, directly or indirectly acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

The terms “person”, “group” and “beneficial ownership” as used in this definition shall be interpreted consistent with Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder.

(7)	CIC Uplift: The amount by which the enterprise value of the Company on the Closing Date (as derived from the CIC Price) exceeds the enterprise value of the Company on the Effective Date (based upon the closing sale price per share of the Company’s common stock on the Effective Date of $9.52 as quoted on the National Association of Securities Dealers Automated Quotation System) which was calculated by the Administrator to be $53,072,553, the valuation of the Company on the Effective Date. For purposes of the Plan, all calculations to determine the valuation of the Company at different per share values assumes that all outstanding compensatory stock options granted by the Company are exercised and the Company uses the proceeds raised from such exercises to repurchase shares at the given per share value.

(8)	CIC Price: Shall mean the aggregate “Value” (as defined herein) paid by the purchaser in a Change in Control of the Company sale of all cash, non-cash assets, equity (including stock options, warrants or similar rights to acquire stock) and debt issued or assumed in connection with a Change in Control and shall include, without duplication, the Value of equity and debt securities of any equity created as part of a process to effect a Change in Control. “Value” shall mean (i) with respect to cash, the amount thereof; (ii) with respect to marketable securities, the value assigned to such securities in the definitive agreement relating to the Change in Control or, if not assigned in such agreement, the mean of the closing sale price of such securities as quoted on their principal trading market on the tenth through the sixth consecutive trading days preceding the Closing Date or, if not quoted on such dates, the mean of the closing sale price of such securities as quoted on their principal trading market on the last five consecutive trading days for which a price is so quoted prior to the Closing Date; (iii) if debt, the face amount thereof; and (iv) with respect to non-cash consideration other than marketable securities or debt, the fair market value thereof as reasonably determined by the Board of Directors in good faith. CIC Price shall include (a) any contingent payments, or similar payments anticipated to be made in the future; and (b) any amounts placed into escrow otherwise deferred or held back by any purchaser of the Company in a Change in Control transaction.

(9)	Closing Date: The date upon which a Change in Control of the Company closes.

(10)	Committee: A committee of one or more members of the Board.

(11)	Code: The Internal Revenue Code of 1986, as amended.

(12)	Covered Parachute Payments: Shall have the meaning set forth in Section 6.1.

(13)	Covered Payments: Shall have the meaning set forth in Section 6.1.

(14)	Disability: Shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(15)	Excise Tax: The excise tax on excess parachute payments under Section 4999 of the Code (or any successor provision or any comparable provision of state, local or foreign law), including any interest or penalties with respect to such excise tax.

(16)	Good Reason: Shall have the meaning set forth in Section 5.9.

(17)	Incentive Bonus: A cash bonus equal to (i) 32% of the Bonus Pool for each of J. Douglas Winter and Nasser Barghouti, (ii) 22% of the Bonus Pool for John McGannon, (iii) 6% of the Bonus Pool for Daniel Fregeau, (iv) 5% of the Bonus Pool for Edward Calnan and (v) 3% of the Bonus Pool for Todd Schmidt, payable under the Plan in accordance with Article V.

(18)	IRS: The Internal Revenue Service of the United States.

(19)	Participant: Each of J. Douglas Winter, Nasser Barghouti, John McGannon, Daniel Fregeau, Edward Calnan and Todd Schmidt.

(20)	Payment Dates: Each of the following shall constitute a Payment Date unless otherwise provided in any Participant’s Award Letter: the Closing Date, the nine month anniversary of the Closing Date and the eighteen month anniversary of the Closing Date. If such date falls on a day that is not a business day, the Payment Date shall be the next business day thereafter.

(21)	Safe Harbor Amount: The largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax.

(22)	Section 409A: Section 409A of the Code, the final regulations thereunder and any additional guidance provided by the Treasury Department pursuant thereto.

(23)	Specified Employee: An employee determined by the Company to be a “specified employee” as defined in Section 1.409A-1(i) of the final regulations promulgated under Section 409A.

(24)	Strategic Buyer: A purchaser of the Company that is an operating corporation or other legal entity that is engaged in the active conduct of a trade or business in the technology industry and is acquiring the Company for reasons of cost savings, synergies, increases in market share, complementary products or other similar reasons, and that is not an institutional, financial buyer or other type of financial institution, including but not limited to a private equity firm, venture capital firm, hedge fund, securities brokerage firm, bank or insurance company.

(25)	Termination Date: Shall have the meaning set forth in Section 4.1.

2.2 Number and Gender. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender.

2.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections and Subsections are to this document unless otherwise indicated.

ARTICLE III

Administration of Plan

3.1 Administrator. The Plan shall be interpreted and administered by the Administrator.

3.2 Right to Delegate. The Board may from time to time delegate some or all of its powers and responsibilities under the Plan to the Committee. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in the Plan to the Administrator shall thereafter be to the Committee). The Board may at any time revest in itself any delegated power to administer the Plan. In addition, the Administrator may employ persons to render advice or to execute its directions with regard to any responsibility held hereunder and may authorize any person to whom any of its responsibilities have been properly delegated to employ persons to render such advice or to execute its directions.

3.3 Discretion to Interpret Plan.

3.3.1 Prior to the Closing Date, the Administrator has absolute discretion to construe and interpret any and all provisions of the Plan, including, but not limited to, the discretion to resolve ambiguities, inconsistencies, or omissions conclusively. The decisions of the Administrator will be binding and conclusive upon all persons unless determined to have been arbitrary or capricious.

3.3.2 On or after the Closing Date, the Administrator has discretion to construe and interpret any and all provisions of the Plan, including, but not limited to, the discretion to resolve ambiguities, inconsistencies, or omissions conclusively. The decisions of the Administrator shall be based upon a reasonable, good faith interpretation of the Plan, and shall be subject to de novo review by the arbitrator selected in accordance with Section 9.1 or a trier of fact.

3.4 Powers and Duties. In addition to the powers described in Section 3.3 and all other powers specifically granted under the Plan, prior to the Change in Control, the Administrator has all powers necessary or proper to administer the Plan and to discharge his duties under the Plan, including, but not limited to, the following powers:

3.4.1 to determine whether a transaction or series of related transactions results in a Change in Control of the Company;

3.4.2 to determine whether the buyer in the Change in Control transaction qualifies as a Strategic Buyer;

3.4.3 to determine the amount, form, and conditions of any Incentive Bonus under the Plan, and to authorize or deny the payment of benefits under the Plan;

3.4.4 to decrease or increase the amounts set forth in Section 5.5 of the Plan;

3.4.5 to designate a later automatic Termination Date;

3.4.6 to make and enforce such rules, regulations, and procedures as the Administrator may deem necessary or proper for the orderly and efficient administration of the Plan;

3.4.7 to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; and

3.4.8 to prepare and distribute information explaining the Plan.

Notwithstanding anything in the Plan to the contrary, after the entry into a definitive agreement or agreements with an acquiror pursuant to which a Change in Control of the Company will occur up to and including the Closing Date, the Administrator shall not adjust the amount or timing of payment of any Incentive Bonus without the express written consent of the acquiror. The preceding sentence shall no longer apply upon the termination or expiration of such definitive agreement without the transactions contemplated by such agreement having been consummated. After a Change in Control of the Company, the Administrator may not alter the amount of any Incentive Bonus, except in accordance with Section 5.2 or Section 8.1.

3.5 Expenses. Reasonable expenses incident to the administration of the Plan, including, without limitation, the compensation of legal counsel, advisors, and other technical or clerical assistance as may be required, the payment of any bond or security, and any other expenses incidental to the operation of the Plan, that the Administrator determines are proper will be paid by the Company or an affiliate of the Company.

3.6 Indemnification. The Company will indemnify and hold harmless any person exercising authority within the scope of this Article III or at the direction of the Administrator against any and all reasonable expenses and liabilities arising out of such exercise of authority or execution of directions, including, without limitation, any reasonable expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such person in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such person’s own gross negligence or reckless or willful misconduct. Expenses against which such person will be indemnified hereunder include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

ARTICLE IV

Term and Participation

4.1 Term. The Plan shall become effective on the Effective Date and, subject to Section 8.2, shall terminate on September 12, 2010 (the “Termination Date”), provided that the Administrator shall have the authority to designate a later Termination Date. Notwithstanding the foregoing, if a payment under this Plan remains due by the Company as of the Termination Date, the Termination Date shall be automatically extended until the date on which each payment that is due and owing by the Company pursuant to Article V has been paid. If the Administrator exercises such authority, references in this Plan to the Termination Date shall be to such later date.

4.2 Commencement of Participation. Each Participant will receive an Award Letter informing him of his selection for participation in the Plan and the effective date of his participation as soon as administratively practicable after such selection by the Administrator.

4.3 Termination of Participation. A Participant will cease to participate in the Plan if: (1) such Participant’s employment with the Company and all subsidiaries and affiliates of the Company is terminated prior to the Closing Date for any reason or (2) no Closing Date has occurred on or before the Termination Date.

ARTICLE V

Incentive Bonuses

5.1 Conditions for Incentive Bonus. A Participant will be eligible to receive an Incentive Bonus, if any, from the Company or the Company’s successor if (and only if):

5.1.1 The Company has entered into a definitive agreement or agreements with an acquiror pursuant to which a Change in Control of the Company has or will occur, as determined by the Administrator.

5.1.2 The Closing Date occurs on or before the Termination Date for the Plan.

5.1.3 The CIC Price exceeds $53,072,553.

5.1.4 Subject to Sections 5.8 and 5.9, such Participant is continuously employed by the Company or one of its subsidiaries or affiliates as an employee or consultant from the date on which he is selected to commence participation in the Plan up to and including each applicable Payment Date.

5.1.5 Such Participant complies with additional conditions, if any, set forth in his Award Letter, which conditions need not be identical for all Participants.

If the conditions set forth in this Section 5.1 are satisfied, then a Participant shall be entitled to receive an Incentive Bonus on the terms set forth in the other provisions of the Plan and the Participant’s Award Letter.

5.2 Amount of Incentive Bonus; Reallocation. The Administrator may provide in its discretion that the amount of a Participant’s Incentive Bonus, if any, will be offset by other payments or reduced for any other reason as set forth in the relevant Award Letter. Any Incentive Bonus forfeited pursuant to the terms of an Award Letter shall be available, but shall not be required, to be re-granted to one or more Participants under the terms of the Plan; provided that, if such forfeiture shall occur after the Company has entered into a definitive agreement or agreements with an acquiror pursuant to which a Change in Control of the Company will occur, the Company shall not re-grant all or any portion of the forfeited Incentive Bonus to one or more Participants without the prior express written consent of the acquiror. The Administrator shall not be obligated to award the entire Bonus Pool to Participants.

5.3 Bonus Pool. If the conditions set forth in Sections 5.1.1 through 5.1.3 are satisfied, the Bonus Pool shall be funded in an amount equal to 15% of the CIC Uplift; provided, however, that the amount of the Bonus Pool shall be capped at $12,545,000.

5.4 Form and Timing of Payment of Incentive Bonus.

5.4.1 Subject to Sections 5.4.2 and 5.10, a Participant who is eligible to receive an Incentive Bonus under Section 5.1 will be paid one-third (1/3) of such Incentive Bonus in three equal installments in cash on each of the Payment Dates. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

5.4.2 Notwithstanding the foregoing, if some or all of an Incentive Bonus would not be deductible by the Company pursuant to Section 162(m) of the Code, then the payment of such portion of the Incentive Bonus shall be made as soon as administratively possible following the first day on which the deductibility of such payment shall not be disallowed under Section 162(m) in accordance with the provisions of Section 1.409A-2(b)(7)(i) of the final regulations promulgated under Section 409A, and the Participant shall be credited with interest at the “Wall Street Journal Prime Rate” (or comparable interest rate selected by the Administrator) in effect on the Closing Date and adjusted on the first business day of any subsequent calendar year, compounded monthly.

5.5 Limitations: No Equity Investment. It shall be a condition to receiving an Incentive Bonus pursuant to Section 5.1 that the Participant not receive or otherwise acquire any equity security (including, without limitation, any option, stock appreciation right, phantom stock or other form of derivative security) of the Company or any entity (or any affiliate of an entity) that acquires the Company or the Company’s assets pursuant to the transaction constituting the Change in Control. If the conditions set forth in Section 5.1 are satisfied and the Participant receives or otherwise acquires any equity security in the Change in Control transaction, the following shall apply in place of Sections 2.1(17) and 5.1.3:

5.5.1 If the CIC Price is less than $74,663,364, then the Participant’s Incentive Bonus shall be zero ($0.00).

5.5.2 If the CIC Price equals or exceeds $74,663,364 but is less than $77,765,492, the Participant’s Incentive Bonus shall be equal to 25% of the Participant’s share of the Bonus Pool calculated pursuant to Sections 2.1(17) and 5.3.

5.5.3 If the CIC Price equals or exceeds $77,765,492 but is less than $80,867,620, the Participant’s Incentive Bonus shall be equal to 50% of the Participant’s share of the Bonus Pool calculated pursuant to Sections 2.1(17) and 5.3.

5.5.4 If the CIC Price equals or exceeds $80,867,620 but is less than $83,969,748, the Participant’s Incentive Bonus shall be equal to 75% of the Participant’s share of the Bonus Pool calculated pursuant to Sections 2.1(17) and 5.3.

5.5.5 If the CIC Price equals or exceeds $83,969,748, the Participant’s Incentive Bonus shall be equal to 100% of the Participant’s share of the Bonus Pool calculated pursuant to Sections 2.1(17) and 5.3.

5.6 Additional Conditions. The Administrator may include in the Award Letter one or more conditions on the receipt or continued receipt of an Incentive Bonus that the Administrator deems appropriate. Such conditions are absolutely within the sole discretion of the Administrator and may vary among individual Participants.

5.7 Discretionary Bonus for Non-Strategic Buyer Transaction. On the basis of the CIC Price and the Administrator’s analysis of the Participants’ efforts in securing such CIC Price, the Administrator may waive the conditions set forth in Sections 5.1, 5.5 and/or 5.6 in whole or in part, or for some or all Participants, in its sole discretion.

5.8 Payments upon Termination.

5.8.1 If the Company terminates the Participant’s employment or consultancy for Cause or the Participant terminates his employment other than for Good Reason, death or Disability, the Participant shall forfeit any unpaid portion of his Incentive Bonus. For purposes of this Plan, the term “Cause” shall mean:

(1) an act of willful dishonesty taken in connection with the Participant’s responsibilities as an employee and causing damage to the Company;

(2) the Participant’s commission of, or plea of nolo contendere to, a felony;

(3) the Participant’s insubordination or willful refusal to follow reasonable directives of the Board; and

(4) the Participant’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company.

5.8.2 If within 18 months following the Closing Date the Company terminates the Participant’s employment or consultancy other than for Cause or the Participant terminates his employment for Good Reason (in accordance with Section 5.9 below), death or Disability, the Participant shall be entitled to receive any remaining payments under this Plan such that he receives the full amount of his Incentive Bonus within 30 days of the date of his termination. Notwithstanding the foregoing, if the Participant is a Specified Employee at the time of termination, his payment shall be delayed in accordance with Section 5.10 below.

5.9 Termination for Good Reason. The Participant may terminate his employment with the Company for Good Reason upon his giving 30 days written notice to the Company and specifying therein that he is terminating his employment as a result of any of the events described below. An event that is or would constitute Good Reason shall cease to be Good Reason if: (a) the Participant does not terminate his employment within 90 days after the event occurs; or (b) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after the Participant notifies the Company in writing that Good Reason exists. For purposes of this Plan, the term “Good Reason” shall mean the occurrence of any of the following events within 18 months following the Closing Date:

5.9.1 Without the Participant’s prior written consent, a material reduction in his then current annual base salary, other than as part of across-the-board salary reductions affecting all similar executives of the acquiror and its affiliates;

5.9.2 The taking of any action by the Company that would materially diminish the aggregate value of the benefits provided to the Participant under the Participant’s medical, health, accident, disability insurance, life insurance and retirement plans in which he was participating prior to the Change in Control, other than any such reduction which (i) is required by law, (ii) implemented in connection with a general arrangement affecting all employees or affecting the group of employees (senior management) of the acquiror and its affiliates of which the Participant is a member, or (iii) generally applicable to all beneficiaries of such plans and any other plans of the same type sponsored by acquiror and/or its affiliates;

5.9.3 A material reduction in the Participant’s duties and responsibilities; provided that any reduction which may occur as a result of the Company becoming a wholly-owned private subsidiary of an acquiror shall not constitute Good Reason;

5.9.4 A relocation of the Participant’s principal place of business by more than 50 miles, unless Participant consents to such relocation; or

5.9.5 The Company or the acquirer materially breaches any provision of this Plan or the acquiror materially breaches any provision of any employment agreement entered into by the acquiror and the Particpant.

5.10 Specified Employee. Notwithstanding the foregoing, if (a) the Company terminates the Participant’s employment or consultancy other than for Cause or the Participant terminates his employment for Good Reason, (b) the Participant is a Specified Employee on the date of termination, and (c) all payments specified in Section 5.8.2 which are subject to Code Section 409A are not made by March 15 of the year immediately following the date of termination, then such amounts may be made to the extent that the amount does not exceed two times the lesser of (i) the sum of the Participant’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (ii) the maximum amount ($225,000 in 2007) that may be taken into account pursuant to Section 401(a)(17) of the Code for the year in which the Participant has terminated. Any amounts exceeding such limit, may not be made before the earlier of the date which is six (6) months after the date of termination or the date of death of the Participant. Any payments that were scheduled to be paid during the six (6) month period following the Participant’s date of termination, but which were delayed pursuant to this Section 5.10, shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Participant’s date of termination (or, if earlier, the date of the Participant’s death).

ARTICLE VI

Tax Considerations

6.1 Parachute Payments. Notwithstanding the foregoing, and notwithstanding any prior agreements, arrangements or programs with a Participant (including any prior employment agreements) which prior agreements, arrangements or programs shall be treated as amended to include the same treatment with respect to Sections 280G and 4999 of the Code as are set forth in this Article VI, if the payment of an Incentive Bonus under the Plan by itself or when combined with any other payment or benefit the Participant receives from the Company or any of its subsidiaries or affiliates (collectively “Covered Payments”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (the “Covered Parachute Payments”), and (ii) is or may become subject to the Excise Tax, then the portion of the Covered Payments that would be treated as Covered Parachute Payments, in the aggregate, in excess of the Safe Harbor Amount shall be either (a) paid in full in accordance with the terms governing such payments, or (b) reduced so that the Covered Parachute Payments, in the aggregate in excess of the Safe Harbor Amount, whichever of the foregoing actions, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greater amount of the payments notwithstanding that all or some portion of the payments may remain subject to the Excise Tax. If it is determined that any payments are to be reduced as set forth above, the Participant shall have the right to designate which of the payments shall be reduced and to what extent, provided that the Participant may not so elect to the extent that, in the determination of the accounting firm referred to in Section 6.2, such election would cause the Participant to be subject to the Excise Tax.

6.2 Accounting. The accounting firm engaged by the Company for general audit purposes as of the day prior to the Closing Date shall make the determination of (i) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (ii) the value of any Covered Parachute Payments and the Safe Harbor Amount, (iii) whether any reduction in the Covered Payments is required under Section 6.1, and (iv) the amount of any such reduction. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Administrator shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant at such time as requested by the Company. If the accounting firm determines that no Excise Tax is payable, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

6.3 IRS Determination. If, notwithstanding any reduction described in Section 6.1, the IRS determines that the Participant is liable for the Excise Tax as a result of the receipt of an Incentive Bonus payable under this Plan or otherwise as described above, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.

ARTICLE VII

Funding of Plan; Other Benefits; Future Service

7.1 Funding of Plan. The Plan will be unfunded, and benefits provided hereunder will be paid from the general assets of the Company. No segregation of funds by the Company is or shall be required.

7.2 Impact on Other Benefits. Amounts paid under the Plan are intended to have no impact on any other employee benefit plans or other compensatory arrangements sponsored by the Company or made between the Company (or its subsidiaries or affiliates) and the Participant.

7.3 Nonalienation of Benefits. Except as the Administrator may otherwise permit or as may be required by law: (1) no interest in or benefit payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any action by a Participant to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be void and of no effect, and (2) no interest in or benefit payable under the Plan will be in any way subject to any legal or equitable process, including, but not limited to, garnishment, attachment, levy, seizure, or the lien of any person. This provision will be construed to provide each Participant, or other person claiming any interest or benefit in the Plan through a Participant, with the maximum protection against alienation, encumbrance, and any legal and equitable process, including, but not limited to, attachment, garnishment, levy, seizure, or other lien, afforded his interest in the Plan (and the benefits provided thereunder) by law and any applicable regulations.

7.4 No Guarantee of Future Service. Designation as a Participant shall not provide any guarantee or promise to the Participant of continued service with the Company. The Company expressly retains the right to terminate the employment of the Participant consistent with the terms of the Participant’s contractual arrangement with the Company, if any, the terms of which shall be unaffected by the terms of the Plan. This provision shall not be limited or abridged to any extent by any other provision or the Plan which may suggest otherwise and shall be applied regardless of any such provision. Notwithstanding the foregoing, the Company’s obligations to make payments under the Plan shall not be affected by the fact that any defined term or other provision in the Plan is different than or not consistent with any defined term or other provision in any contractual arrangement the Participant has with the Company or in any other compensation or benefit plan of the Company.

7.5 No Vested Right to Benefits. No Participant or other person will have any right to, or interest in, any benefits provided under the Plan upon termination of his employment or retirement occurring before the Closing Date or upon termination of Plan, except as specifically provided hereunder.

ARTICLE VIII

Amendment and Termination

8.1 Right to Amend or Terminate the Plan. Notwithstanding any provision(s) of any other communication, whether oral or written, made by the Company, the Administrator, or any other individual or entity to employees of the Company or to any other individual or entity, the Company, by action of the Board, reserves the absolute and unconditional right to amend or terminate the Plan, including, but not limited to, the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist; provided, however, that any amendment or termination of the Plan or a Participant’s Award Letter made after the Closing Date will be void and of no effect to the extent such amendment or termination would reduce or eliminate the amount of any Incentive Bonus for any Participant or otherwise adversely affect the interests of a Participant under the Plan without the written consent of the adversely affected Participant. All amendments to, or termination of, the Plan must be in writing, signed by an authorized officer of the Company, and adopted by the Board. Any oral statements or representations made by the Company, the Administrator, or any other individual or entity that alter, modify, amend, terminate or are inconsistent with the written terms of the Plan will be invalid and unenforceable and may not be relied upon by any Participant or by any other individual or entity.

8.2 Automatic Termination. The Plan shall automatically terminate upon the earlier to occur of the following:

8.2.1 The date of completion of all payments of Incentive Bonuses under the Plan; or

8.2.2 The Termination Date if the Closing Date has not occurred on or before such date. The Administrator shall have the authority to amend the Plan to designate a later Termination Date pursuant to Section 4.1.

8.3 Effect of Amendment or Termination. In the event of an amendment to or termination of the Plan as provided under this Article VIII, each Participant will have no further rights hereunder, and the Company will have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan as so amended or terminated.

ARTICLE IX

Dispute Mechanism

9.1 Arbitration. If any legally actionable dispute arises which cannot be resolved by mutual discussion between the Company and the Participant, then each party hereto agrees to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services or such other arbitration service as the Company and the Participant agree upon, and the law of California

9.2 Legal Fees. The Company shall pay all expenses incurred by the Participant in prosecuting or defending any proceeding pursuant to Section 9.1 hereof as they are incurred by the Participant in advance of the final disposition of such proceedings, together with any tax liability incurred by the Participant in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Participant, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Company is the prevailing party, taking into account all claims made by any such party to such proceeding.

9.3 Sole Remedy. The Company and the Participant agree that this promise to arbitrate covers any disputes that the Company may have against the Participant, or that the Participant may have against the Company and all of its affiliated entities and their directors, officers, employees and agents, arising out of or relating to this Plan, including any claims concerning the validity, interpretation, effect or violation of this Plan. The Company and the Participant further agree that arbitration as provided in this Article IX shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted. The arbitration shall be conducted in San Diego, California, unless otherwise mutually agreed.

ARTICLE X

Miscellaneous Provisions

10.1 Plan Binding on Successors. This Plan and the terms and provisions hereof, including the obligation to make the payments of the Incentive Bonuses to the Participants, shall be binding upon any successor to the Company, whether by merger, consolidation or otherwise.

10.2 Payments to Incompetents. If a Participant entitled to receive any benefits under the Plan is determined by the Administrator in its sole discretion to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is determined in the discretion of the Administrator to be eligible to receive any benefit under the Plan for the account of such Participant. Such payment will operate as a full discharge of all liabilities and obligations of the Company, the Administrator, and any other person under the Plan with respect to such benefits.

10.3 Unknown Whereabouts. It will be the affirmative duty of each Participant to inform the Company of, and to keep on file with the Company, his current mailing address. If a Participant fails to inform the Company of his current mailing address, neither the Administrator nor the Company will be responsible for any late payment or loss of benefits or for failure. of any notice to be provided or provided timely under the terms of the Plan to such individual.

10.4 Jurisdiction. The Plan will be construed, enforced, and administered according to the laws of the State of California, excluding any conflict-of-law rule or principle that might refer to the laws of another state.

10.5 Severability. It is the desire and intent of the Company that the provisions of this Plan and the Award Letter be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any provision in this Plan or the Award Letter shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the Company or the Participants, shall be deemed amended to delete or to modify the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable. In case any provision of the Plan or Award Letter is held to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision will not affect the remaining provisions of the Plan or the Award Letter, as applicable.

10.6 Incorrect Information, Fraud, Concealment, or Error. Any contrary provisions of the Plan notwithstanding, in the event that the Administrator or the Company pays a benefit, incurs a liability for failure to so pay a benefit, or makes any overpayment or erroneous payment to any individual or entity because of a human or systems error or because of incorrect information provided by, correct information failed to be provided by, or fraud, misrepresentation, or concealment of any relevant fact (determined in the sole opinion of the Administrator) by, any Participant or other individual, the Administrator will be entitled to recover in any manner deemed necessary or appropriate for such recovery (in the sole opinion of the Administrator) from such Participant or other individual such benefit paid or the amount of such liability incurred and any and all expenses incidental to or necessary for such recovery. Human or systems error or omission will not affect in any way the amount of a benefit to which such Participant is otherwise entitled under the terms of the Plan.

10.7 Withholding of Taxes and Other Deductions. The Company shall satisfy any income and employment tax withholding obligations related to the payment of an Incentive Bonus to the Participant pursuant to the Plan, as well as any other withholding authorized by the Participant or required by applicable law, by deduction from such Incentive Bonus.

10.8 Exclusion from Section 409A. To the extent applicable, it is intended that this Plan and any payment made hereunder shall not be subject to the requirements of Section 409A of the Code. Except to the extent that the payment is deferred pursuant to Section 5.10 any provision that would cause the Plan or any payment hereof to become subject to Section 409A shall have no force or effect until amended to the minimum extent required to be excluded from the application of Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

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IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing amended and restated Plan was duly adopted by the Board of Directors on December 26, 2007.

/s/ TODD W. SCHMIDT
Signature

Todd W. Schmidt
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